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                                                                     Exhibit 2.5


                                 EGI-CHART HOUSE
                                     JOINDER

          This JOINDER is made and delivered as of December 10, 1999, by the undersigned to the benefit of each of the parties to the following agreements (collectively, the "Agreements"):

          A. That certain Second Amended and Restated Standstill Agreement dated as of March 21, 1999, among Chart House Enterprises, Inc., a Delaware corporation (the "Company"), EGI-Chart House Investors, LLC, a Delaware limited liability company f/k/a Chart House Investors, L.L.C. ("CHI"), Samstock, L.L.C., a Delaware limited liability company ("Samstock"), Samstock/ZFT, L.L.C., a Delaware limited liability company ("ZFT"), F. Philip Handy, individually ("Handy"), F. Philip Handy, as trustee of the Blaine Trust ("FPH Trustee"), and MelChart LLC, an Illinois limited liability company ("MelChart"), and Alpha/ZFT Partnership, an Illinois general partnership ("Alpha"); and

          B. That certain Amended And Restated Stockholders' Agreement ("Agreement") dated as of March 31, 1999, by and among Samstock, ZFT, CHI, Handy, FPH Trustee, and MelChart and, solely for purposes of Sections 1, 2(g), 2(h), 3, 4(a) and 10 through 19 inclusive of the Agreement, the Company.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

          1. Agreement to be Bound. The undersigned hereby agrees that, upon execution of this Joinder, the undersigned shall become a party to, and shall be fully bound by, each of the Agreements, to the same extent that CHI was originally bound thereby, from and after the date hereof; provided, however, that the undersigned shall be liable under the Agreements only in respect of the undersigned's own acts or omissions, and only with respect to the undersigned's own securities in the Company, and the undersigned shall not be liable with respect to the acts or omissions of any other person or entity not controlled by the undersigned, including without limitation, Samstock, ZFT or any of their affiliates.

          2. Notices. All notices, demands or other communications to the undersigned pursuant to or regarding any of the Agreements shall be directed to the address set forth below the undersigned's signature hereto.

          IN WITNESS WHEREOF, the undersigned has executed this Joinder as of the date first above written.

                                           SAMSTOCK/ALPHA, L.L.C.


                                                /s/   Donald J. Liebentritt
                                                --------------------------------
                                           By:        Donald J. Liebentritt
                                           Its:       Vice President

                                           Address:

                                           Two North Riverside Plaza, Suite 600
                                           Chicago, IL  60606